SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549

                               AMENDMENT NO. 1 TO
                                    FORM 8-K


                                 CURRENT REPORT





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





         Date of Report (Date of earliest event reported): May 30, 2000



                                 GLOBALNET, INC.
                                 ---------------
             (Exact name of registrant as specified in its charter)


------------------------------- ------------------------- ----------------------
            Nevada                      000-27469               87-0635536
------------------------------- ------------------------- ----------------------
(State or other jurisdiction of   (Commission File No.)       (IRS Employer
         incorporation)                                   Identification Number)
------------------------------- ------------------------- ----------------------


        1919 South Highland Avenue, Suite 125 D, Lombard, Illinois 60148
         ---------------------------------------------------------------
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (630) 652-1300

The undersigned registrant hereby amends Item 7 of its Current Report on Form 8-K dated June 14, 2000 and files such amended Item 7 with this report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)  Financial Statements of Businesses Acquired

         Balance Sheets of GlobalNet International, Inc. (formerly DTA Communications Network, L.L.C.) at December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 1998 and 1999 and unaudited balance sheets, stockholders' equity and cash flows for the three month period ended March 31, 2000.

         (b)  Pro forma financial information

         Unaudited pro forma consolidated balance sheet and statement of operations of the combined entities, GlobalNet International, Inc. and Rich Earth, Inc., at March 31, 2000 and the unaudited pro forma consolidated statement of operations for the fiscal year ended December 31, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                 GLOBALNET, INC.
                                                 (Registrant)

                                                 By: /s/ Robert Donahue
                                                    --------------------------
                                                    Robert Donahue
                                                    Chairman & President

Dated:  July 28, 2000

                       DTA Communications Network, L.L.C.

                        Consolidated Financial Statements

                           December 31, 1999 and 1998

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report

     The Board of Directors
     DTA Communications Network, L.L.C.:


     We have audited the accompanying consolidated balance sheets of DTA Communications Network, L.L.C. and subsidiary (the Company) as of December 31, 1999 and 1998 and the related consolidated statements of operations, members' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DTA Communications Network, L.L.C. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                   /s/ KPMG LLP

     Chicago, IL

     May 2, 2000,
         except as to Note 8,
         which is as of May 30, 2000

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                           Consolidated Balance Sheets

                           December 31, 1999 and 1998





                                       Assets                         1999            1998
                                                                  -----------     -----------

Current assets:
    Cash .....................................................    $   304,626         197,270
    Restricted cash ..........................................        473,019            --
    Accounts receivable ......................................      1,199,283            --
    Due from related party ...................................         41,319           7,944
    Prepaid expenses .........................................        137,427           5,478
                                                                  -----------     -----------
             Total current assets ............................      2,155,674         210,692

Property and equipment, net ..................................      4,449,726            --
                                                                  -----------     -----------
             Total assets ....................................    $ 6,605,400         210,692
                                                                  ===========     ===========
                   Liabilities and Members' Equity (Deficit)..

Current liabilities:
    Accounts payable .........................................    $ 2,925,798         447,475
    Salaries, wages, and commissions payable .................        176,083         242,390
    Deferred revenue .........................................      1,582,661          71,249
    Term loan ................................................        617,039            --
    Current portion of capital lease obligation ..............      1,114,677            --
    Accrued interest .........................................         94,694            --
                                                                  -----------     -----------
             Total current liabilities .......................      6,510,952         761,114

Capital lease obligation, net of current portion .............      3,773,443            --

Members' equity (deficit) ....................................     (3,678,995)       (550,422)
                                                                  -----------     -----------
             Total liabilities and members' equity (deficit)..    $ 6,605,400         210,692
                                                                  ===========     ===========


See accompanying notes to consolidated financial statements.

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                      Consolidated Statements of Operations

                  Years ended December 31, 1999, 1998, and 1997




                                                      1999             1998             1997
                                              ------------     ------------     ------------
    ......................................
Revenue ..................................    $ 24,926,891        4,046,246          792,654

Operating expenses:
    Cost of revenue ......................      25,298,531        3,370,153          636,216
    Depreciation .........................         882,639             --               --
    General and administrative ...........       1,281,361          787,583          412,520
                                              ------------     ------------     ------------
             Total operating expenses ....      27,462,531        4,157,736        1,048,736
                                              ------------     ------------     ------------
             Operating loss ..............      (2,535,640)        (111,490)        (256,082)

    Other expense ........................         (40,865)        (174,780)            --
    Interest expense .....................        (752,068)          (8,070)            --
                                              ------------     ------------     ------------
             Loss before minority interest      (3,328,573)        (294,340)        (256,082)

    Minority interest ....................          50,000             --               --
                                              ------------     ------------     ------------
             Net loss ....................    $ (3,278,573)        (294,340)        (256,082)
                                              ============     ============     ============

See accompanying notes to consolidated financial statements.

                       DTA COMMUNICATIONS NETWORK, L.L.C.

              Consolidated Statements of Members' Equity (Deficit)

                  Years ended December 31, 1999, 1998, and 1997




Balance at December 31, 1996 ...............................    $      --

Net loss ...................................................       (256,082)
                                                                -----------
Balance at December 31, 1997 ...............................       (256,082)

Net loss ...................................................       (294,340)
                                                                -----------
Balance at December 31, 1998 ...............................       (550,422)

Issuance of members' interests by subsidiary ...............        150,000
Net loss ...................................................     (3,278,573)
                                                                -----------
Balance at December 31, 1999 ...............................    $(3,678,995)
                                                                ===========


See accompanying notes to consolidated financial statements

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1999, 1998, and 1997




                                                                          1999            1998            1997
                                                                    ---------------  --------------  --------------

Cash flows from operating activities:

    Net loss......................................................   $(3,278,573)       (294,340)       (256,082)
    Adjustments to reconcile net loss to net cash
      provided by operating activities:
        Depreciation .............................................       882,639            --              --
        Minority interest ........................................       (50,000)           --              --
        Changes in assets and liabilities:
          Restricted cash ........................................      (473,019)           --              --
          Accounts receivable ....................................    (1,199,283)        141,735        (141,735)
          Due from related party .................................       (33,375)          6,660         (14,604)
          Prepaid expenses .......................................      (131,949)         (5,478)           --
          Accounts payable .......................................     2,478,323         329,190         118,285
          Salaries, wages, and commissions payable ...............       (66,307)         57,721         184,669
          Deferred revenue .......................................     1,511,412         (96,751)        168,000
          Accrued interest .......................................        94,694            --              --
                                                                      -----------     -----------     -----------
            Net cash provided by (used in) operating activities...      (265,438)        138,737          58,533
                                                                      -----------     -----------     -----------
Cash flows from investing activities -
    purchase of furniture and equipment ..........................      (240,530)           --              --
                                                                      -----------     -----------     -----------
Cash flows from financing activities:

    Proceeds from term loan ......................................       734,517            --              --
    Repayments of principal on term loan .........................      (117,478)           --              --
    Principal payments on capital lease obligation ...............      (203,715)           --              --
    Contribution from minority interest of subsidiary ............       200,000            --              --
                                                                      -----------     -----------     -----------
            Net cash used in financing activities ................       613,324            --              --
                                                                      -----------     -----------     -----------
            Net increase in cash .................................       107,356         138,737          58,533

Cash at beginning of year ........................................       197,270          58,533            --
                                                                      -----------     -----------     -----------
Cash at end of year ..............................................   $   304,626         197,270          58,533
                                                                      ===========     ===========     ===========
Supplemental disclosure of cash flow information -
    cash paid for interest .......................................    $      --              --              --
                                                                      ===========     ===========     ===========
Supplemental disclosure of noncash investing and
    financing activities -
      equipment acquired through capital lease ...................   $ 5,091,835            --              --
                                                                      ===========     ===========     ===========


See accompanying notes to consolidated financial statements.

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


  (1)   Nature of Organization and Business

        DTA Communications Network, L.L.C. (the Company) was organized in Illinois on May 22, 1996 as a limited liability company. The Company was formed to provide global telecommunications, including high quality voice, fax, and other value-added applications over the Internet and other networks.

        By the terms of the operating agreement, the Company will continue until April 19, 2026, unless terminated earlier by written agreement of a majority of the members. Members participate in income and losses proportionately on the basis of the percentage of interest held and are subject to losses only to the extent of their respective investments.

        On April 20, 1999, the Company and a Texas limited liability company formed an Illinois limited liability company, later named GlobalNet L.L.C. The Company's interest in GlobalNet L.L.C. was 75% at December 31, 1999. GlobalNet L.L.C. was formed to provide wholesale carrier voice and fax, value-added applications, and third-generation application service provider (ASP) products via an international Internet protocol-based network.

        The Company is subject to risks and uncertainties common to growing telecommunications-based companies, including rapid technological changes, low costs to customers of switching from carrier to carrier, failed alliances, and pricing pressures in the international long distance market.

  (2)   Summary of Significant Accounting Policies

              Principles of Consolidation

              The 1999 consolidated financial statements include the accounts of DTA Communications Network, L.L.C. and its majority-owned subsidiary, GlobalNet L.L.C. from its date of formation in 1999, whereas 1998 and 1997 consolidated financial statements consist only of DTA Communications Network, L.L.C. As a result of losses attributable to the minority interest in excess of the original $50,000 of minority interest, the minority interest balance has been reduced to $-0- at December 31, 1999. The excess of the loss has been charged to the majority interest.

              Issuance of Members' Interests by Subsidiary

              The Company accounts for issuances of members' interests by its subsidiary as equity transactions, thereby recording the amount in excess of the parent's carrying value to members' equity.



                                       6                             (Continued)

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


              Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Subsequent actual results may differ from those estimates.

              Revenue Recognition

              The Company recognizes revenue from two types of telecommunication services. The majority of the Company's revenue consists of the sale of wholesale carrier voice and fax, via an international network. Revenue is deferred by the Company upon prepayments made by its customers and is recognized as services are rendered. Not all customers prepay for their services. In those cases, revenue is recognized as services are rendered.

              The remaining revenue is generated from supplying underlying services, including value added applications and the use of the Company's network, to issuers of prepaid phone cards. Those issuers prepay for some or all of the services provided. Payments received in advance for such services are recorded as deferred revenue and are recognized as the prepaid phone cards are used. These cards may expire without being fully used as they have lives of up to three months after the first use. The unused value is referred to as breakage and is recorded as revenue at the date of expiration.

              Restricted Cash

              At December 31, 1999, $473,019 was held in an account which its lessor/creditor had primary control. The majority of the Company's cash receipts are transferred into this account and the lessor/creditor automatically deducts the monthly payments due on the lease and the term loan. Additional disbursements from this account must be approved by the lessor/creditor. No such arrangement existed prior to 1999.

              Concentration of Credit Risk and Geographic Information

              The Company transacts a significant volume of business with only a few customers. In 1999, the largest customer represented 82% of total revenue while the three largest customers represented 96%, 96%, and 98% of total revenue in 1999, 1998, and 1997, respectively. Accounts receivable from these customers were approximately $666,886 and $-0- at December 31, 1999 and 1998, respectively. The Company requires certain customers to provide collateral in the form of a cash deposit, which is included in deferred revenue.

              Wholesale minute revenue for traffic sent to Mexico was 50%, 100%, and 100% of total revenue in 1999, 1998, and 1997, respectively.




                                       7                             (Continued)

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


              Income Taxes

              On May 22, 1996, the Company was formed as a limited liability company in the State of Illinois. As such, the net losses for the Company for the three years ended December 31, 1999 were reported in the members' tax returns. Accordingly, these consolidated financial statements contain no provision or benefit and no assets or liabilities for Federal or state income taxes for any of the periods presented.

              Impairment of Long-lived Assets

              In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company records impairment of losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  (3)   Property and Equipment

        Property and equipment consists of the following:


                                                                           December 31,
                                                                   -----------------------------
                                                                       1999            1998
                                                                   --------------  -------------
        Network equipment under capital lease                   $     5,267,565             --
        Furniture and equipment                                          64,800             --
                                                                   --------------  -------------

                                                                      5,332,365             --

        Less accumulated depreciation                                   882,639             --
                                                                   --------------  -------------

                 Property and equipment, net                    $     4,449,726             --
                                                                   ==============  =============

        Property and equipment are stated at cost. Equipment held under capital lease is stated at the lower of fair value of the asset or the net present value of the minimum lease payments at the inception of the lease. Depreciation expense is generally calculated using the straight-line method over the estimated useful lives of the assets which range from three to five years. Depreciation expense totaled $882,639, $-0-, and $-0- in 1999, 1998, and 1997, respectively. Accumulated depreciation of assets recorded under capital lease amount to $877,926 and $-0- at December 31, 1999 and 1998, respectively.

  (4)   Operating and Capital Leases

        The Company leases its headquarters in Villa Park, Illinois on a month-to-month basis. Annual rent expense under this arrangement was approximately $27,950, $9,574, and $3,840 for the years ended December 31, 1999, 1998, and 1997, respectively.

        The Company leases its network equipment under a capital lease. This lease has a 42-month term, with annual interest at a rate of 22%. The leased equipment secures all leases. The lease agreement contains a bargain purchase option of $1 at the end of the lease.

                                       8                             (Continued)

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


        The following is a schedule of future minimum rental payments required under the capital lease:


        Years ending
        December 31,
        ------------

        2000                                                              $     2,082,088
        2001                                                                    2,082,088
        2002                                                                    2,082,088
        2003                                                                      694,029
        2004 and thereafter                                                            --
                                                                            ---------------
               Total future minimum lease payments                              6,940,293

        Less amount representing interest                                       2,052,173
                                                                            ---------------
                 Net present value of minimum lease payments                    4,888,120

        Less current portion                                                    1,114,677
                                                                            ---------------
                                                                          $     3,773,443
                                                                            ===============

  (5)   Related Parties

        The Company's majority owner is also its chief executive officer who controls 100% of the voting shares. The Company's owners also own a separate, affiliated entity with the same ownership structure and percentage ownership as they have in the Company. The affiliated entity filed Chapter 7 bankruptcy during 1998. Currently, there are no obligations or claims against the Company related to the affiliated entity.

        The Company was formed with a service contribution by the majority owner and with $241,000 in cash from the other members. The majority owner's service contribution was not valued at the time of the contribution and is not included in the member's equity balance as it was deemed to have no value for accounting purposes. The $241,000 cash contribution was deposited into an account of the affiliated entity and a receivable from the affiliated entity to the Company was established. The amount was used in the affiliated entity's operations and was never received by the Company. As a result, this amount has not been reflected in members' equity for any periods.

        The Company recorded other expense of $40,865 and $119,533 for obligations paid on behalf of the affiliated entity in 1999 and 1998, respectively. The amounts paid were for legal expenses related to the affiliated entity's bankruptcy and for amounts due to a creditor of the affiliated entity. Additionally, the Company wrote off $55,247 in other amounts due from the affiliated entity in 1998.

        During the years ended December 31, 1999, 1998, and 1997, the majority owner borrowed funds from the Company totaling $39,606, $16,627, and $11,250, respectively. The majority owner repaid $6,231, $19,933, and $-0- in 1999, 1998, and 1997, respectively. At December 31, 1999 and 1998, amounts due from the majority owner were $41,319 and $7,944, respectively.

        At December 31, 1999, the Company owed $126,225 to the minority owner of GlobalNet L.L.C. for the reimbursement of costs of maintenance on equipment.

                                       9                             (Continued)

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


  (6)   Agreement with Operadora Protel, S.A. DE C.V.

        On August 1, 1999, GlobalNet L.L.C. entered into a five-year agreement (Agreement) with Operadora Protel, S.A. DE C.V., a Mexico corporation (Protel), whereby Protel provides the platform for prepaid debit card calls and the use of its network for traffic originating and terminating between Mexico and the United States.

        In addition, the Agreement provides that Protel and GlobalNet L.L.C. agree to share equally in the gross profits generated from services provided under the agreement. Accordingly, the Company adjusts its cost of revenue to reflect each month, amounts due to or from Protel under the Agreement.

  (7)   Term Loan

        On October 1, 1999, GlobalNet L.L.C. entered into a term loan for $734,517 at an annual interest rate of 19.75%. The initial term of the loan included eight payments, maturing on May 15, 2000. During February 2000, the terms were renegotiated, extending the maturity date to July 15, 2000. Additionally, the creditor charges GlobalNet L.L.C. a collateral monitoring fee which is derived by applying a set percentage to the Company's gross margin as defined by their Financing and Security agreement dated November 9, 1999. Expense related to the collateral monitoring fee during 1999 was $42,577 and is recorded as interest expense.

  (8)   Subsequent Events and Liquidity

        On March 6, 2000, the Company purchased the 25% minority interest and certain assets from the minority owner of GlobalNet L.L.C. for
        $2,000,000 and $127,198, respectively. The purchase of the minority interest increased the Company's interest in GlobalNet L.L.C. to 100%. Shortly thereafter, the Company transferred its member interests into GlobalNet International, Inc., a newly formed corporation.

        On March 22, 2000 and May 2, 2000, the Company entered into two term note and security agreements for $2,427,198 and $500,000, respectively, with Rich Earth, Inc. (Rich Earth), an NASD OTC Bulletin Board System trading company. The loans bear interest at an annual interest rate of 8% and are due on May 31, 2000 and June 30, 2000, respectively. To secure the notes, the Company pledged certain existing and subsequently acquired assets including general intangibles, accounts, equipment, and related products and proceeds of such assets. The Company subsequently retired the term notes in connection with the merger with Rich Earth discussed below.

        On May 30, 2000, GlobalNet International, Inc. completed a merger with Rich Earth and its wholly owned subsidiary GN Acquisition Corp. which merged GlobalNet International, Inc. with and into Rich Earth whereby Rich Earth is the surviving entity. Under the terms of the merger, Rich Earth acquired 100% of the share capital of GlobalNet International, Inc. in exchange for 20,000,000 shares of common stock of Rich Earth. In connection with the merger, Rich Earth changed its name to GlobalNet, Inc. The Company believes that the proceeds from the equity offerings completed by Rich Earth prior to the merger will provide it with sufficient capital to fund operating losses as is continues to build its network and organizational structure.

                          GlobalNet International, Inc.

                      Consolidated Statements of Operations

                   Three months ended March 31, 2000 and 1999
                                   (Unaudited)


                                                                    March 31,         March 31,
                                                                      2000              1999
                                                                  ------------      ------------

Revenue ................................................          $ 14,486,390      $  1,639,078

Operating expenses:
   Cost of revenue .....................................            13,651,454         1,409,023
   Depreciation and amortization .......................               415,985               --
   General and administrative...........................               862,079           228,914
                                                                  -------------     -------------
         Total operating expenses.......................            14,929,518         1,637,937
                                                                  -------------     -------------
         Operating income (loss)........................             (443,128)             1,141

   Interest expense (income)............................              282,447             (5,000)
                                                                  -------------     -------------
        Income (loss) before income taxes ..............              (725,575)            6,141

   Income tax expense (benefit) ........................                   --                --
                                                                  -------------     -------------
         Net income (loss) .............................          $   (725,575)     $      6,141
                                                                  =============     =============


See accompanying notes to unaudited consolidated financial statements.

                          GlobalNet International, Inc.

                           Consolidated Balance Sheets

                      March 31, 2000 and December 31, 1999
                                   (Unaudited)



                            Assets                                          March 31,        December 31,
                                                                              2000               1999
                                                                          ------------       ------------
Current assets:
   Cash ..............................................................    $    544,536       $    304,626
   Restricted cash ...................................................         265,107            473,019
   Accounts receivable ...............................................       3,072,246          1,199,283
   Due from related party ............................................          55,172             41,319
   Prepaid expenses ..................................................       1,297,438            137,427
                                                                          ------------       ------------
          Total current assets .......................................       5,234,499          2,155,674
Property and equipment, net ..........................................       4,151,245          4,449,726
Intangible assets, net ...............................................       1,966,668               --
                                                                          ------------       ------------
          Total assets ...............................................    $ 11,352,412       $  6,605,400
                                                                          ============       ============
        Liabilities and Equity (Deficit)

Current liabilities:
   Accounts payable ..................................................    $  4,954,257       $  2,925,798
   Salaries, wages, and commissions payable...........................         187,615            176,083
   Accrued expenses ..................................................         120,987               --
   Deferred revenue ..................................................       3,019,194          1,582,661
   Term loan .........................................................         328,308            617,039
   Note Payable to Rich Earth, Inc. ..................................       2,427,198               --
   Current portion of capital lease obligation........................       1,114,677          1,114,677
   Accrued interest ..................................................          87,618             94,694
                                                                          ------------       ------------
          Total current liabilities...................................      12,239,854          6,510,952

Capital lease obligation, net of current portion .....................       3,517,126          3,773,443

Equity (deficit):
   Common stock ......................................................               2               --
   Capital in excess of par value.....................................            --                 --
   Accumulated deficit ...............................................      (4,404,570)              --
   Members' deficit ..................................................            --           (3,678,995)
                                                                          ------------       ------------
          Total equity (deficit)......................................      (4,404,568)        (3,678,995)
                                                                          ------------       ------------
          Total liabilities and equity (deficit) .....................    $ 11,352,412       $  6,605,400
                                                                          ============       ============



See accompanying notes to unaudited consolidated financial statements.

                          GlobalNet International, Inc.

                            Statements of Cash Flows

                   Three months ended March 31, 2000 and 1999
                                   (Unaudited)


                                                                           March 31,       March 31,
                                                                             2000            1999
                                                                          -----------     -----------

Cash flows from operating activities:
    Net income (loss) .............................................      $  (725,575)    $     6,141
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
         Depreciation and amortization ............................          415,985            --
         Changes in assets and liabilities:
           Restricted cash ........................................          207,912            --
           Accounts receivable ....................................       (1,872,963)       (107,598)
           Due from related party .................................          (13,853)        (43,745)
           Prepaid expenses .......................................       (1,160,011)           --
           Accounts payable .......................................        2,155,657          88,576
           Salaries, wages, and commissions payable ...............           11,532         (33,887)
           Accured expenses .......................................          120,987            --
           Deferred revenue .......................................        1,436,533            --
           Accrued interest .......................................           (7,076)           --
                                                                          -----------     -----------
             Net cash provided by (used in) operating activities...          569,128          90,513
                                                                          -----------     -----------
Cash flows from investing activities -
    Purchase of furniture and equipment ...........................          (84,170)           --
                                                                          -----------     -----------
             Net cash used in investing activities ................          (84,170)           --
                                                                          -----------     -----------

Cash flows from financing activities:

    Proceeds from note payable with Rich Earth, Inc. ..............          300,000            --
    Principal payments on capital lease obligation ................         (256,317)           --
    Principal payments on term loan ...............................         (288,731)           --
                                                                          -----------     -----------
             Net cash used in financing activites .................         (245,048)           --
                                                                          -----------     -----------
             Net increase (decrease) in cash ......................          239,910          90,513

Cash at beginning of period .......................................          304,626         197,270
                                                                          -----------     -----------
Cash at end of period .............................................      $   544,536     $   106,757
                                                                          ===========     ===========
Supplemental disclosure of noncash financing and investing
activity-
    Payment for purchase of 25% minority interest
    in and certain assets of GlobalNet L.L.C.
    by Rich Earth, Inc. on behalf of the Company ..................      $ 2,127,198     $      --
                                                                          ===========     ===========


See accompanying notes to unaudited consolidated financial statements.

                          GlobalNet International, Inc.

                 Consolidated Statement of Shareholders' Equity

                        Three months ended March 31, 2000
                                   (Unaudited)



                                                          GlobalNet                           GlobalNet
                                                        International,  DTA Communications  International,
                                                              Inc.         Network, LLC          Inc.
                                                             ----       ------------------       ----
                                                        Common Stock
                                                      ----------------
                                                                             Members'        Accumulated         Total
                                                      Shares     Amount      deficit           deficit      equity (deficit)
                                                      ------     ------      -------           -------      ----------------

Balance at December 31, 1999 .....................       --    $    --     $(3,678,995)     $      --        $ (3,678,995)

Net loss..........................................       --         --        (725,575)            --            (725,575)

Exchange of members' interests for common stock...     2,000         2       4,404,570       (4,404,570)                2

Balance at March 31, 2000 ........................     2,000   $     2     $    --          $ (4,404,570)    $ (4,404,568)
                                                      ======    =======     ==========       ===========       ===========

                          GlobalNet International, Inc.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)


Note 1.   Basis of Presentation

The accompanying unaudited interim consolidated financial statements of GlobalNet International, Inc. (formerly DTA Communications Network, L.L.C. and the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim reports and do not include all of the information and note disclosures required by generally accepted accounting principles. The information furnished herein includes all adjustments, which are, in the opinion of management, necessary for a fair presentation of results of this interim period, and all such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the year ended December 31, 2000.

These financial statements should be read in conjunction with the Company's historical audited consolidated financial statements and notes thereto for the year ended December 31, 1999 included in this current report on Form 8-K/A filed by the Company with the Securities and Exchange Commission.

Note 2.   Equity Transactions

On March 6, 2000, the Company agreed to purchase and subsequently did purchase the 25% minority interest and certain assets from the minority owner of GlobalNet L.L.C. (a majority-owned subsidiary of the Company) for $2,000,000 and $127,198, respectively. The purchase of the minority interest increased the Company's interest in GlobalNet L.L.C. to 100%. The purchase was accounted for by the purchase method of accounting. In connection with the purchase, the Company recorded intangible assets of $2.0 million. The allocation of the purchase price is preliminary and may change. The final allocation may include intangible assets such as customer lists, workforce, and goodwill.

During March 2000, the Company exchanged its members' interests in DTA Communications Network, L.L.C. for common stock of GlobalNet International, Inc., a newly formed corporation.

                          GlobalNet International, Inc.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)


Note 3.   Subsequent Events

On May 30, 2000, the Company completed a merger with Rich Earth, Inc. and its wholly owned subsidiary GN Acquisition Corp. which merged the Company with and into Rich Earth, Inc. whereby Rich Earth, Inc. was the surviving entity. Under the terms of the merger, Rich Earth, Inc. acquired 100% of the share capital of the Company in exchange for 20,000,000 shares of common stock of Rich Earth, Inc. In connection with the merger, Rich Earth, Inc. changed its name to GlobalNet, Inc. The transaction was accounted for as a reverse acquisition of Rich Earth, Inc. by the Company using the purchase method of accounting. Prior to the financing discussed in the next paragraph, Rich Earth, Inc. was a non-operating public shell corporation with nominal assets.

During April and May 2000, Rich Earth, Inc. issued 1.2 million shares of common stock in connection with the sale of units to investors in two private placement transactions. Each unit in the first private placement consisted of one share and one-half share purchase warrant at a price of $10 per unit. Each whole warrant is exercisable for one additional share of common stock of Rich Earth, Inc. for six months from the date of purchase at a price of $15 per share. Each unit in the second private placement consisted of one share and one share purchase warrant at a price of $10 per unit. Each whole purchase warrant is exercisable for one additional share of common stock of Rich Earth, Inc. for six months from the date of purchase at a price of $15 per share.

On April 19, 2000, the Company entered into a $10 million credit facility to finance the lease of telecommunications network and data transmission equipment and purchase of services.

On July 6, 2000, the Company entered into a credit facility to finance the lease of equipment. The cost of the leased equipment to be funded under the financing has to be at least $10 million and no more than $30 million. Leases must be funded no later than October 31, 2001.

               GlobalNet International, Inc. and Rich Earth, Inc.
              Unaudited Pro Forma Consolidated Financial Statements
                                    Overview

On May 30, 2000, Rich Earth, Inc. ("Rich Earth") and GlobalNet International, Inc. ("GlobalNet") entered into an agreement (the "Merger Agreement") whereby 20,000,000 shares of Rich Earth common stock were exchanged for 100% of the common stock of GlobalNet in a transaction to be accounted for as a reverse acquisition of Rich Earth by GlobalNet using the purchase method of accounting. Prior to raising approximately $2.5 million to fund an acquisition by GlobalNet in a contemplated transaction as described herein, Rich Earth was a non-operating public shell corporation with nominal assets. GlobalNet management will control the combined company after the transaction. The accompanying pro forma financial statements reflect the accounting for a reverse merger with a shell entity equivalent to the issuance of stock by GlobalNet accompanied by a recapitalization.

During April and May 2000, Rich Earth issued approximately 1,200,000 shares of common stock in connection with the sale of units to investors in two private placement transactions. Each unit in the first private placement consisted of one share and one-half share purchase warrant at a price of $10 per unit. Each whole warrant is exercisable for one additional share of common stock of Rich Earth for six months from the date of purchase at a price of $15 per share. Each unit in the second private placement consisted of one share and one share purchase warrant at a price of $10 per unit. Each whole purchase warrant is exercisable for one additional share of common stock of Rich Earth for six months from the date of purchase at a price of $15 per share. The accompanying pro forma financial statements reflect the receipt of the private placement proceeds.

On March 6, 2000, GlobalNet agreed to purchase and subsequently did purchase the remaining 25% minority interest and certain assets from the minority owner of GlobalNet L.L.C. (a majority-owned subsidiary of GlobalNet) for $2,000,000 and $127,198, respectively. The purchase of the minority interest increased the GlobalNet interest in GlobalNet L.L.C. to 100%. The funds used to effect the purchase were loaned to GlobalNet from Rich Earth. At the time of the merger with Rich Earth, GlobalNet had a note payable to Rich Earth for these amounts.

The accompanying unaudited pro forma consolidated balance sheet combines the unaudited balance sheet of Rich Earth as of March 31, 2000 with the unaudited consolidated balance sheet of GlobalNet as of the same date, and gives effect to the reverse merger and share issuance, as if each occurred on such date.

The accompanying unaudited pro forma consolidated statements of operations combine Rich Earth's statements of operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 with the consolidated statements of operations of GlobalNet for the same periods and give effect to the reverse merger, share issuance and purchase of the 25% minority interest of GlobalNet L.L.C., as if each occurred on January 1, 1999.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized had GlobalNet and Rich Earth been a combined company during the periods presented.

               GlobalNet International, Inc. and Rich Earth, Inc.

                 Unaudited Pro Forma Consolidated Balance Sheet

                                 March 31, 2000


                                                                      GlobalNet
                                                                    International,       Rich
                                                                         Inc.         Earth, Inc.      Adjustments     Pro Forma
                                                                         ----         -----------      -----------     ---------
                                                                       (Note J)        (Note J)

Current assets:
   Cash ........................................................   $    544,536          82,772       9,490,030 B     10,117,338
   Restricted cash .............................................        265,107            --              --            265,107
   Note receivable from GlobalNet International, Inc. ..........           --         2,427,198      (2,427,198)C           --
   Accounts receivable .........................................      3,072,246            --              --          3,072,246
   Due from related party ......................................         55,172            --              --             55,172
   Prepaid expenses ............................................      1,297,438            --              --          1,297,438
                                                                   ------------    ------------    ------------     ------------
          Total current assets .................................      5,234,499       2,509,970       7,062,832       14,807,301

Property and equipment, net ....................................      4,151,245            --              --          4,151,245
Intangible assets, net .........................................      1,966,668            --              --          1,966,668
                                                                   ------------    ------------    ------------     ------------

          Total assets .........................................   $ 11,352,412       2,509,970       7,062,832       20,925,214
                                                                   ============    ============    ============     ============

        Liabilities and Shareholders' Equity (Deficit)

Current liabilities:
   Accounts payable ............................................   $  4,954,257            --              --          4,954,257
   Salaries, wages, and commissions payable.....................        187,615            --              --            187,615
   Accrued expenses ............................................        120,987            --           253,882 F        374,869
   Deferred revenue ............................................      3,019,194            --              --          3,019,194
   Term loan ...................................................        328,308            --              --            328,308
   Note Payable to Rich Earth, Inc. ............................      2,427,198            --        (2,427,198)C           --
   Current portion of capital lease obligation..................      1,114,677            --              --          1,114,677
   Accrued interest ............................................         87,618            --              --             87,618
                                                                   ------------    ------------    ------------     ------------
          Total current liabilities.............................     12,239,854            --        (2,173,316)      10,066,538

Capital lease obligation, net of current portion ...............      3,517,126            --              --          3,517,126

Shareholders' equity (deficit):
  Common stock .................................................              2           9,960          21,198 A         31,160
  Capital in excess of par value................................           --            24,790      11,944,052 E
                                                                                                        (72,000)F     11,896,842
  Stock subscriptions received .................................           --         2,509,970      (2,509,970)B
  Deficit accumulated during the development stage/accumulated
  deficit ......................................................     (4,404,570)        (34,750)         34,750 D
                                                                           --              --          (181,882)F     (4,586,452)
                                                                   ------------    ------------    ------------     ------------
          Total shareholders' equity (deficit)..................     (4,404,568)      2,509,970       9,236,148       11,928,002
                                                                   ------------    ------------    ------------     ------------
          Total liabilities and shareholders' equity (deficit)     $ 11,352,412       2,509,970       7,062,832       20,925,214
                                                                   ============    ============    ============     ============


See accompanying notes to unaudited pro forma consolidated financial statements.

               GlobalNet International, Inc. and Rich Earth, Inc.

            Unaudited Pro Forma Consolidated Statement of Operations

                          Year ended December 31, 1999



                                                                      GlobalNet
                                                                    International,       Rich
                                                                         Inc.         Earth, Inc.      Adjustments      Pro Forma
                                                                         ----         -----------      -----------      ---------
                                                                       (Note J)        (Note J)

Revenue .........................................................    $ 24,926,891             --             --         24,926,891
Operating expenses:
   Cost of revenue ..............................................      25,298,531             --             --         25,298,531
   Depreciation and amortization ................................         882,639             --          400,000 H      1,282,639
   General and administrative ...................................       1,281,361            8,000           --          1,289,361
                                                                     ------------     ------------     ----------     ------------
          Total operating expenses ..............................      27,462,531            8,000        400,000       27,870,531
                                                                     ------------     ------------     ----------     ------------
          Operating loss ........................................      (2,535,640)          (8,000)      (400,000)      (2,943,640)
   Other expense ................................................          40,865             --             --             40,865
   Interest expense (income) ....................................         752,068             --             --            752,068
                                                                     ------------     ------------     ----------     ------------
          Loss before income taxes and minority .................    $ (3,328,573)          (8,000)      (400,000)      (3,736,573)
          interest                                                   ============     ============     ==========     ============

   Income tax expense (benefit) .................................            --               --             --   K           --
   Minority interest ............................................          50,000             --          (50,000)I           --
                                                                     ------------     ------------     ----------     ------------
          Net loss ..............................................    $ (3,278,573)          (8,000)      (450,000)      (3,736,573)
                                                                     ============     ============     ==========     ============
   Pro forma net loss per share:

          Pro forma weighted-average number of shares outstanding                        9,880,000                      30,160,000G
                                                                                        ==========                    ============
          Pro forma basic and diluted loss per share ............                            (0.00)                          (0.12)
                                                                                        ==========                    ============


See accompanying notes to unaudited pro forma consolidated financial statements.

               GlobalNet International, Inc. and Rich Earth, Inc.

            Unaudited Pro Forma Consolidated Statement of Operations

                        Three months ended March 31, 2000



                                                                      GlobalNet
                                                                    International,       Rich
                                                                         Inc.         Earth, Inc.      Adjustments     Pro Forma
                                                                         ----         -----------      -----------     ---------
                                                                       (Note J)        (Note J)

Revenue .........................................................    $ 14,486,390             --              --        14,486,390

Operating expenses:
   Cost of revenue ..............................................      13,651,454             --              --        13,651,454
   Depreciation and amortization ................................         415,985             --            66,667 H       482,652
   General and administrative ...................................         862,079                             --           862,079
                                                                                      ------------    ------------    ------------
          Total operating expenses ..............................      14,929,518             --            66,667      14,996,185
                                                                     ------------     ------------    ------------    ------------
          Operating loss ........................................        (443,128)            --           (66,667)       (509,795)

   Other expense ................................................            --               --              --              --
   Interest expense (income) ....................................         282,447                             --           282,447
                                                                     ------------     ------------    ------------    ------------
          Loss before income taxes ..............................        (725,575)            --           (66,667)       (792,242)

   Income tax expense (benefit) .................................            --               --              --   K          --
                                                                     ------------     ------------    ------------    ------------
          Net loss ..............................................    $   (725,575)            --           (66,667)       (792,242)
                                                                     ============     ============    ============    ============
   Net loss per share:

          Pro forma weighted-average number of shares ...........                       9,960,000                       30,160,000G
          outstanding ...........................................                     ============                    ============

          Pro forma basic and diluted loss per share ............                             --                             (0.03)
                                                                                      ============                    ============


See accompanying notes to unaudited pro forma consolidated financial statements.

               GlobalNet International, Inc. and Rich Earth, Inc.
         Notes To Unaudited Pro Forma Consolidated Financial Information


Note 1 - Pro Forma Adjustments

On May 30, 2000, Rich Earth, Inc. ("Rich Earth") and GlobalNet International, Inc. ("GlobalNet") entered into an agreement (the "Merger Agreement") whereby 20,000,000 shares of Rich Earth common stock were exchanged for 100% of the common stock of GlobalNet in a transaction to be accounted for as a reverse acquisition of Rich Earth by GlobalNet using the purchase method of accounting. Prior to raising approximately $2.5 million to fund an acquisition by GlobalNet in a contemplated transaction as described herein, Rich Earth was a non-operating public shell corporation with nominal assets. GlobalNet management will control the combined company after the transaction. The accompanying pro forma financial statements reflect the accounting for a reverse merger with a shell entity equivalent to the issuance of stock by GlobalNet accompanied by a recapitalization.

During April and May 2000, Rich Earth issued approximately 1,200,000 shares of common stock in connection with the sale of units to investors in two private placement transactions. Each unit in the first private placement consisted of one share and one-half share purchase warrant at a price of $10 per unit. Each whole warrant is exercisable for one additional share of common stock of Rich Earth for six months from the date of purchase at a price of $15 per share. Each unit in the second private placement consisted of one share and one share purchase warrant at a price of $10 per unit. Each whole purchase warrant is exercisable for one additional share of common stock of Rich Earth for six months from the date of purchase at a price of $15 per share.

On March 6, 2000, GlobalNet agreed to purchase and subsequently did purchase the remaining 25% minority interest and certain assets from the minority owner of GlobalNet L.L.C. (a majority-owned subsidiary of GlobalNet) for $2,000,000 and $127,198, respectively. The purchase of the minority interest increased the GlobalNet interest in GlobalNet L.L.C. to 100%. The funds used to effect the purchase were loaned to GlobalNet from Rich Earth. At the time of the merger with Rich Earth, GlobalNet had a note payable to Rich Earth for these amounts.

(A) The common stock of the pro forma combined company reflect the par value of the issuing entity:


       Shares held by Rich Earth                                                        9,960,000
       Shares issued to GlobalNet                                                      20,000,000
       Shares issued by Rich Earth in private placement transactions                    1,200,000
                                                                                   ---------------
       Total common stock outstanding at completion of merger                          31,160,000
       Par value of common stock                                                $            .001
                                                                                   ---------------
       Pro forma common stock at March 31, 2000                                 $          31,160
                                                                                   ---------------


(B) Total proceeds generated from the private placement offerings was $12,000,000 (1.2 million shares at $10 per share). The $2,509,970 adjustment represented the $2,427,198 loan made to GlobalNet and the $82,772 cash balance on Rich Earth's balance sheet at March 31, 2000. The $9,490,030 pro forma adjustment reflects the remainder of the $12,000,000 in private placement proceeds.

(C) To eliminate intercompany loan.

(D) To eliminate the accumulated deficit of Rich Earth.

               GlobalNet International, Inc. and Rich Earth, Inc.
         Notes To Unaudited Pro Forma Consolidated Financial Information


(E) To record the difference between the capital stock account of GlobalNet and the capital stock account of Rich Earth as an adjustment to capital in excess of par value of the combined company as follows:


       Proceeds from sale of common stock and warrants by Rich
         Earth                                                                $    12,000,000
       Common stock of Rich Earth at par value                                         (9,960)
       Adjustment to record par value of Rich Earth common stock                      (21,198)
       Capital in excess of par value of Rich Earth common stock                      (24,790)
                                                                                ---------------
                                                                              $    11,944,052
                                                                                ===============

(F) To record the accrual of $253,882 of estimated costs of the merger, including direct transaction costs, primarily for financial and legal advisory fees. Of this amount, estimated costs of $72,000 are reflected in the unaudited pro forma consolidated balance sheet as a reduction of capital in excess of par value as such amount was the cash balance of Rich Earth acquired by GlobalNet in the merger. Remaining amounts will be expensed and are excluded from the accompanying pro forma consolidated statements of operations. Actual amounts ultimately incurred could differ from estimated amounts due to the actual time incurred by professional advisors.

(G) Pro forma weighted-average number of shares outstanding was calculated assuming that the shares issued to GlobalNet (20,000,000 shares) and private placement transactions which funded the purchase of the minority interest by GlobalNet (200,000 shares) were outstanding during all periods presented. Historical Rich Earth shares outstanding reflect a 20-for-1 stock split which occurred in 2000.

(H) To record the amortization of intangible assets related to the acquisition of the 25% interest in GlobalNet L.L.C. over an estimated useful life of five years. Allocation of the purchase price is preliminary and may change. The final allocation may include intangible assets such as customer lists, workforce and goodwill.

(I) To eliminate the 25% minority interest of GlobalNet L.L.C. which was subsequently acquired by GlobalNet.

(J) Represents historical financial statements of respective Company at date indicated.

(K) No tax benefit has been recorded in the accompanying unaudited consolidated statements of operations as the ultimate realization of deferred tax assets is uncertain.